Exhibit 6

Recent Developments update dated May 27, 2005

RECENT DEVELOPMENTS

The Italian Economy

     Italy’s real GDP decreased at a seasonally adjusted rate of 0.4 per cent in the last quarter of 2004 and grew at an annual rate of 0.8 per cent during the year ended December 31, 2004, based on ISTAT data. Italy’s seasonally adjusted average unemployment rate decreased to 8.0 per cent during the last quarter of 2004 from 8.1 per cent during the second and third quarters of 2004. Consumer prices, as measured by the harmonized EU consumer price index, increased at an annual rate of 2.2 per cent during the twelve months ended April 30, 2005.

Public Finance

     On March 18, 2005, Eurostat, the European Commission statistical authority, published a press release detailing government deficit and debt data for the years 2001 through 2004 (including partial estimates for 2004) transmitted by the 25 EU Member States to the Commission as part of the March 1 reporting round under relevant EU regulations. The press release included the following data for Italy:

	2001	2002	2003	2004
Primary balance, as a percentage of GDP	3.6	3.2	2.4	2.0
Public debt (in million euro)	1,348,360	1,362,074	1,383,088	1,429,917
Public debt, as a percentage of GDP	110.7	108.0	106.3	105.8
Net borrowing (in million euro)	35,963	32,656	37,792	40,877
Net borrowing, as a percentage of GDP	3.0	2.6	2.9	3.0
GDP (nominal value, in million euro)	1,218,535	1,260,598	1,300,928	1,351,794

Source: Eurostat

     Eurostat noted that all such data transmitted by Member States is subject to revision, notably through a further data submission due by September 1, 2005. With respect to Italy, Eurostat noted it was engaged in ongoing discussions with ISTAT, the Italian statistical authority, that could lead to an upward revision in Italy’s net borrowing statistics, most notably for 2003 and 2004. These ongoing discussions related to the recording of payments to the Italian government by financial institutions that act as tax collectors (concessionari d’imposta), the sectoral classification of government-owned entities, the treatment of a government securitisation operation, the recording of transactions with the EU budget, inconsistencies between data on cash and accrual bases and statistical discrepancies in government accounts.

     On April 28, 2005, the government announced an update to the Annual Program Report for 2005 (Relazione Previsionale e Programmatica per il 2005) dated September 29, 2004, providing the following revised public finance indicators:

	2004	2005
	(Result)	(Target)
Primary balance, as a percentage of GDP	2.0	2.1
Interest expense, as a percentage of GDP	5.0	5.0
Net borrowing, as a percentage of GDP	3.0	2.9
Public debt, as a percentage of GDP	105.8	105.3
GDP (% real growth rate)	1.2	1.2

Source: Ministry of Economy and Finance

     On May 23, 2005, following the discussions with ISTAT described above, Eurostat announced upward revisions to Italy’s budget deficit and public debt data for 2003 and 2004. Eurostat noted that it continued to be engaged in discussions with Italian authorities relating to the recording of transactions with the EU budget, inconsistencies between data on cash and accrual bases and statistical discrepancies in government accounts, which could lead to a further upward revision in Italy’s budget deficit for the period between 2001 and 2004.

On May 24, 2005, ISTAT released revised budget deficit and public debt data for the four year period ended December 31, 2004, accounting for Eurostat's decisions. Italy's budget deficit, as a percentage of GDP, was provisionally set at 0.8 per cent in 2000, 3.2 per cent in 2001, 2.7 per cent in 2002 and 3.2 per cent in 2003 and 2004. Public debt, as a percentage of GDP, was provisionally set at 111.3 per cent in 2000, 110.9 per cent in 2001, 108.3 per cent in 2002, 106.8 per cent in 2003, and 106.6 per cent in 2004.

Public Debt

     The following table shows the total debt incurred by the Treasury as of the dates indicated. Total debt incurred by the Treasury differs from Italy’s total public debt as it does not include liabilities to holders of postal savings accounts and debt incurred by other state sector entities and other general government entities.

	December 31, 2004	March 31, 2005
	(millions of euro)
Short term bonds (BOT)	118,750	129,750
Medium and long term bonds (initially incurred or issued in Italy)	979,506	1,023,929
External bonds (initially incurred or issued outside Italy)(1)	85,988	87,397	(2)(3)

Total debt incurred by the Treasury	1,184,244	1,241,076

(1)	Italy often enters into currency swap agreements in the ordinary course of the management of its debt. The total amount of external bonds shown above takes into account the effect of these arrangements. In addition, the total amount of external bonds shown above includes US$989 million of debt originally incurred outside Italy by Ferrovie dello Stato S.p.A., or FS, the State railway entity, and assumed by the Treasury by law in 1996.

(2)	The total amounts of external bonds shown above include approximately US$355 million in obligations outstanding at March 31, 2005 under Italy’s €10 billion Commercial Paper program, with maturity of less than one year. All amounts of debt outstanding under Italy’s Commercial Paper program are repaid in full every year by year-end. Accordingly, as at December 31, 2004 Italy had no amount outstanding under its Commercial Paper program.

(3)	The amount of external bonds shown above is not directly comparable to the total amount of external bonds indicated in the table “External Bonds of the Treasury as of March 31, 2005” below, which does not take into account (i) the effect of currency swaps, (ii) FS debt incurred outside Italy and (iii) Italy’s Commercial Paper program.

Source: Ministry of Economy and Finance

     The following table shows the external bonds of the Treasury issued and outstanding as of March 31, 2005.

External Bonds of the Treasury
as of March 31, 2005

						Principal
		Initial Public			Original Principal	Amount	Equivalent in
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	euro
US$(1)
$3,500,000,000	6.875%	98.725%	September 27, 1993	September 27, 2023	3,500,000,000	3,500,000,000	2,699,784,017
$1,500,000,000	6.025%-6.88%	100.000%	March 5, 1996	Mar 5, 2004/12	1,500,000,000	1,500,000,000	1,157,050,293
$750,000,000	5.81%-6.70%	100.000%	March 5, 1996	Mar 5, 2002/10	750,000,000	750,000,000	578,525,147
$1,500,000,000	5.97% -6.25%	100.000%	December 20, 1996	Dec 20, 2004/12	1,500,000,000	1,500,000,000	1,157,050,293
$2,500,000,000	6.000%	99.755%	May 29, 1998	May 29, 2008	2,500,000,000	2,500,000,000	1,928,417,155
$2,000,000,000	6.000%	99.274%	February 22, 2001	February 22, 2011	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	5.250%	99.506%	April 5, 2001	April 5, 2006	2,000,000,000	2,000,000,000	1,542,733,724
$100,000,000	5.000%	99.635%	May 15, 2001	May 15, 2005	100,000,000	100,000,000	77,136,686
$3,000,000,000	4.375%	99.468%	October 25, 2001	October 25, 2006	3,000,000,000	3,000,000,000	2,314,100,586
$2,000,000,000	4.375%	98.007%	January 28, 2002	October 25, 2006	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	5.625%	99.893%	March 1, 2002	June 15, 2012	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	4.625%	99.594%	March 22, 2002	June 15, 2005	2,000,000,000	2,000,000,000	1,542,733,724
$1,000,000,000	5.625%	99.392%	May 8, 2002	June 15, 2012	1,000,000,000	1,000,000,000	771,366,862
$300,000,000	3 mth libor - 0.065%	100.000%	August 1, 2002	August 1, 2007	300,000,000	300,000,000	231,410,059
$3,000,000,000	3.625%	99.721%	September 4, 2002	September 4, 2007	3,000,000,000	3,000,000,000	2,314,100,586
$3,000,000,000	2.500%	99.767%	January 30, 2003	March 31, 2006	3,000,000,000	3,000,000,000	2,314,100,586
$2,000,000,000	5.375%	98.436%	February 27, 2003	June 15, 2033	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	4.375%	99.694%	February 27, 2003	June 15, 2013	2,000,000,000	2,000,000,000	1,542,733,724
$1,250,000,000	3.250%	99,949%	May 6, 2003	May 6, 2008	1,250,000,000	1,250,000,000	964,208,578
$2,000,000,000	2.500%	99.521%	July 3, 2003	July 15, 2008	2,000,000,000	2,000,000,000	1,542,733,724
$3,000,000,000	2.750%	99.901%	November 13, 2003	December 15, 2006	3,000,000,000	3,000,000,000	2,314,100,586
$100,000,000	4.170%	100.000%	November 14, 2003	November 15, 2010	100,000,000	100,000,000	77,136,686
$100,000,000	4.060%	100.000%	December 9, 2003	December 9, 2010	100,000,000	100,000,000	77,136,686
$2,000,000,000	2.75%	100.239%	January 14, 2004	December 15, 2006	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	3.25%	99.515%	March 3, 2004	May 15, 2009	2,000,000,000	2,000,000,000	1,542,733,724
$2,000,000,000	3.75%	99.783%	June 30, 2004	December 14, 2007	2,000,000,000	2,000,000,000	1,542,733,724
$4,000,000,000	4.50%	99.411%	January 21, 2005	January 21, 2015	4,000,000,000	4,000,000,000	3,085,467,448
Euro(2)
€1,000,000,000	3 mth libor	100.000%	October 30, 1990	October 30, 2005	1,000,000,000	1,000,000,000	1,000,000,000
€2,500,000,000	9.250%	98.160%	March 7, 1991	March 7, 2011	2,500,000,000	2,500,000,000	2,500,000,000
€1,022,583,762	3 mth libor+ 0.0625%	99.887%	December 11, 1995	December 20, 2002/10	1,022,583,762	1,022,583,762	1,022,583,762
€567,225,275	6.250%	100.790%	May 29, 1997	May 29, 2012	567,225,275	567,225,275	567,225,275
€762,245,086	5.875%	101.594%	July 2, 1997	July 2, 2007	762,245,086	762,245,086	762,245,086
€1,533,875,644	5.750%	101.663%	July 10,1997	July 10, 2007	1,533,875,644	1,533,875,644	1,533,875,644
€60,000,000	FRN/FX	99.610%	October 8, 1998	October 8, 2018	60,000,000	60,000,000	60,000,000
€300,000,000	Index linked	101.425%	October 15, 1998	October 15, 2018	300,000,000	300,000,000	300,000,000
€1,000,000,000	4.000%	99.342%	October 26, 1998	October 26, 2005	1,000,000,000	1,000,000,000	1,000,000,000
€1,000,000,000	CMS	99.950%	May 6, 1999	May 6, 2019	1,000,000,000	1,000,000,000	1,000,000,000

						Principal
		Initial Public			Original Principal	Amount	Equivalent in
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	euro
€1,000,000,000	CMS	101.600%	June 28, 1999	June 28, 2029	1,000,000,000	905,000,000	905,000,000
€1,000,000,000	CMS	100.750%	August 30, 1999	August 30, 2019	1,000,000,000	1,000,000,000	1,000,000,000
€2,000,000,000	4.750%	99.706%	January 23, 2001	January 23, 2006	2,000,000,000	2,000,000,000	2,000,000,000
€150,000,000	Zero Coupon	100.000%	February 20, 2001	February 20, 2031	150,000,000	150,000,000	150,000,000
€3,000,000,000	5.750%	100.040%	July 25, 2001	July 25, 2016	3,000,000,000	3,000,000,000	3,000,000,000
€400,000,000	3 mth libor – 0.06%	100.000%	January 22, 2002	January 22, 2012	400,000,000	400,000,000	400,000,000
€1,000,000,000	3 mth euribor – 0.06%	100.000%	July 24, 2003	January 24, 2007	1,000,000,000	1,000,000,000	1,000,000,000
€150,000,000	84.5% cms 10Y	100.000%	April 26, 2004	April 26, 2019	150,000,000	150,000,000	150,000,000
Swiss Francs(3)
ChF 300,000,000	Zero Coupon	30.873%	December 11, 1985	December 11, 2005	300,000,000	300,000,000	193,723,363
ChF 1,000,000,000	3.500%	102.900%	September 25, 1998	September 25, 2008	1,000,000,000	1,000,000,000	645,744,543
ChF 1,500,000,000	3.125%	99.825%	January 15, 1999	July 15, 2010	1,500,000,000	1,500,000,000	968,616,815
ChF 1,000,000,000	3.625%	100.820%	January 10, 2001	January 10, 2006	1,000,000,000	1,000,000,000	645,744,543
ChF 1,000,000,000	3.000%	100.180%	February 11, 2002	August 11, 2006	1,000,000,000	1,000,000,000	645,744,543
ChF 1,000,000,000	2.000%	100.470%	January 30, 2003	April 30, 2009	1,000,000,000	1,000,000,000	645,744,543
ChF 1,000,000,000	1.250%	99.775%	August 11, 2003	February 9, 2007	1,000,000,000	1,000,000,000	645,744,543
ChF 1,000,000,000	1.750%	100.090%	February 3, 2004	March 3, 2008	1,000,000,000	1,000,000,000	645,744,543
ChF 1,000,000,000	2.750%	100.625%	July 1, 2004	July 1, 2011	1,000,000,000	1,000,000,000	645,744,543
ChF 2,000,000,000	2.50%	100.09%	February 2, 2005	March 2, 2015	2,000,000,000	2,000,000,000	1,291,489,087
Pounds Sterling(4)
£400,000,000	10.500%	100.875%	April 28, 1989	April 28, 2014	400,000,000	400,000,000	580,973,130
£1,500,000,000	6.000%	98.565%	August 4, 1998	August 4, 2028	1,500,000,000	1,500,000,000	2,178,649,237
£105,000,000	6mth libor – 0.3%	99.700%	May 2, 2000	May 2, 2005	105,000,000	105,000,000	152,505,447
£600,000,000	3mth libor – 0.15%	100.000%	March 5, 2003	March 5, 2008	600,000,000	600,000,000	871,459,695
£250,000,000	5.25%	99.476%	July 29, 2004	December 7, 2034	250,000,000	250,000,000	363,108,206
Norwegian Kroners(5)
NOK 2,000,000,000	6.150%	100.000%	September 25, 2002	September 25, 2012	2,000,000,000	2,000,000,000	243,724,104
NOK 2,000,000,000	4.34%	100.000%	June 23, 2003	June 23, 2015	2,000,000,000	2,000,000,000	243,724,104
Japanese Yen(6)
¥125,000,000,000	5.500%	100.000%	December 15, 1994	December 15, 2014	125,000,000,000	125,000,000,000	902,918,232
¥225,000,000,000	3.750%	100.000%	June 8, 1995	June 8, 2005	225,000,000,000	225,000,000,000	1,625,252,817
¥125,000,000,000	4.500%	100.000%	June 8, 1995	June 8, 2015	125,000,000,000	125,000,000,000	902,918,232
¥150,000,000,000	3.800%	100.000%	April 4, 1996	March 27, 2008	150,000,000,000	150,000,000,000	1,083,501,878
¥100,000,000,000	3.700%	100.000%	November 14, 1996	November 14, 2016	100,000,000,000	100,000,000,000	722,334,585
¥100,000,000,000	3.450%	99.800%	March 24, 1997	March 24, 2017	100,000,000,000	100,000,000,000	722,334,585
¥100,000,000,000	1.800%	99.882%	February 23, 2000	February 23, 2010	100,000,000,000	100,000,000,000	722,334,585
¥100,000,000,000	0.375%	99.936%	October 10, 2001	October 10, 2006	100,000,000,000	100,000,000,000	722,334,585
¥100,000,000,000	0.375%	99.800%	April 2, 2002	October 10, 2006	100,000,000,000	100,000,000,000	722,334,585

						Principal
		Initial Public			Original Principal	Amount	Equivalent in
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	euro
¥100,000,000,000	0.650%	99.995%	April 14, 2004	March 20, 2009	100,000,000,000	100,000,000,000	722,334,585
Australian Dollar(7)
A$1,000,000,000	5.88%	99.803%	February 27, 2004	August 14, 2008	1,000,000,000	1,000,000,000	596,551,930

TOTAL OUTSTANDING							78,435,428,582	(8)

(1)	U.S. dollar amounts have been converted into euro at $1.2964/€1.00, the exchange rate prevailing at March 31, 2005.
(2)	External debt denominated in currencies of countries that have adopted the euro have been converted into euro at the fixed rate at which those currencies where converted into euro upon their issuing countries becoming members of the European Monetary Union.
(3)	Swiss Franc amounts have been converted into euro at ChF1.5486/€1.00, the exchange rate prevailing at March 31, 2005.
(4)	Pounds Sterling amounts have been converted into euro at £0.6885/€1.00, the exchange rate prevailing at March 31, 2005.
(5)	Norwegian Kroner amounts have been converted into euro at NOK8.206/€1.00, the exchange rate prevailing at March 31, 2005.
(6)	Japanese Yen amounts have been converted into euro at ¥138.44/€1.00, the exchange rate prevailing at March 31, 2005.
(7)	Australian Dollar amounts have been converted into euro at A$1.6763/€1.00, the exchange rate prevailing at March 31, 2005.
(8)	Italy often enters into swap agreements in the ordinary course of the management of its debt. The total amount shown above does not give effect to these arrangements. The following table summarizes the effects on the Treasury’s external bonds after giving effect to currency swaps. Total external bonds before and after swap do not include US$989 million of debt originally incurred outside Italy by FS and assumed by the Treasury by law in 1996.

	As of March 31, 2005
Currency	Before Swap	After Swap
US Dollars	49.76%	6.25%
Euro	23.40%	69.93%
Swiss Francs	8.89%	9.18%
Pounds Sterling	5.29%	3.48%
Norwegian Kroner	0.62%	—
Japanese Yen	11.28%	11.15%
Australian Dollar	0.76%	—
Total External Bonds (in millions of Euro)	€78,435	€86,360

Source: Ministry of Economy and Finance

Political Developments

     On April 3 and 4, 2005, Italy held elections for regional councils in 14 out of its 20 regions. Mr. Romano Prodi’s centre-left coalition won these elections in 12 regions with an aggregate 52.4 per cent of the votes, while Mr. Berlusconi’s Casa delle Libertà attained an aggregate 44.2 per cent of the votes, with a relative majority in two regions. As a result, one of the smaller parties in the Casa delle Libertà coalition withdrew support from Mr. Berlusconi’s national government and Mr. Berlusconi resigned as Prime Minister on April 20, 2005. Mr. Berlusconi was subsequently appointed by Mr. Ciampi, Italy’s President, to form a new government. With the renewed support of the smaller Casa delle Libertà party that had withdrawn its support for the previous government, Mr. Berlusconi formed a new government that was sworn in on April 24, 2005 and that received a vote of confidence by a majority of Parliament on April 27, 2005.